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                                                                       EXHIBIT 8





                                August 3, 1995



FBC Holding Company, Inc.
361 North Main Street
Crestview, Florida  39567

         Re: Agreement and Plan of Merger of FBC Holding Company, Inc. with SouthTrust of Florida, Inc., joined in by SouthTrust Corporation

Ladies and Gentlemen:

                 You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation and a bank holding company registered pursuant to the Bank Holding Company Act (12 USC
Section 1841, et seq.) and Regulation Y promulgated thereunder ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated February 17, 1995, and as amended by Amendment No. 1 to Agreement and Plan of Merger dated August __, 1995 (the "Merger Agreement"), by and between SouthTrust of Florida, Inc., a Florida corporation ("ST-Sub") and FBC Holding Company, Inc., a Florida corporation and registered bank holding company ("FBC"), and joined in by SouthTrust. Specifically, you have requested us to opine that the merger of FBC with and into ST-Sub (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of FBC upon the receipt solely of SouthTrust voting common stock in exchange for their FBC common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to the requirements of
Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed today on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of 1933, as amended, and pursuant to Section 9.9 of the Merger Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments
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FBC HOLDING COMPANY, INC.
AUGUST 3, 1995
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submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of FBC and SouthTrust included in the Merger Agreement. In addition, in rendering this opinion we have made certain assumptions as set forth below.

                 The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub nor FBC has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of FBC Common Stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub or FBC of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.

                                     FACTS

                 SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-Sub, that file consolidated federal income tax returns on the calendar year basis. The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (the "SouthTrust Common Stock"), of which a total of 81,950,646 shares were issued and outstanding as of March 31, 1995, and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. SouthTrust Common Stock is publicly held and publicly traded through the Automated Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ").

                 ST-Sub is a corporation organized pursuant to the laws of the state of Florida. Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Sub, and ST-Sub will own 100% of the capital stock of SouthTrust Bank of Northwest Florida, Inc., a Florida state banking corporation ("ST-Bank"). ST-Sub is included in the consolidated federal income tax return of SouthTrust.

                 FBC is a corporation organized pursuant to the laws of the State of Florida. As of February 17, 1995, the authorized capital stock of FBC consisted of 200,000 shares of common stock, par value $0.01, of which 80,000 shares were issued and outstanding (the "FBC Common Stock"), and there has been no change in the number of shares of FBC Common Stock outstanding as of the date hereof. FBC owns 100% of the issued and outstanding capital stock of the First Bank of Crestview, a Florida state banking corporation (the "Bank"). FBC is an accrual method taxpayer using a calendar year accounting period.

                           THE PROPOSED TRANSACTIONS

                 Pursuant to the Merger Agreement as amended, the following transactions will take place:

                 (1) FBC will write down a loan presently outstanding (the "Loan") to an amount not greater than the dividends that would have been paid by SouthTrust to holders of FBC Common Stock (as if such holders had received on October 11, 1994 shares of SouthTrust Common Stock in exchange for their FBC Common Stock pursuant to the conversion ratio described in paragraph (3) below) during the period beginning on October 11, 1994 and ending on the Closing Date (the "Payment Period"), minus the sum of any dividends declared and paid by FBC on shares of FBC Common Stock during the Payment Period,
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FBC HOLDING COMPANY, INC.
AUGUST 3, 1995
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$35,000 and any payments received by FBC during the Payment Period with respect to the Loan (the "Payments"). Immediately prior to the Effective Time of the Merger, FBC will take appropriate steps to distribute to or for the benefit of the holders of record of the outstanding shares of FBC Common Stock a distribution consisting of the Loan, $35,000 in immediately available funds and any Payments (collectively, the "Distribution").

                 (2) FBC will merge with and into ST-Sub in accordance with Sections 607.1101 and 607.1103 of the Florida Business Corporation Act (the "Florida Act"), after which ST-Sub will be the surviving corporation. ST-Sub will acquire all of the assets and assume all of the liabilities of FBC. ST-Sub will be the surviving corporation and the separate corporate existence of FBC will terminate.

                 (3) Each share of FBC Common Stock issued and outstanding, except for those shares of FBC Common Stock with respect to which the holder exercises rights of dissent, will be exchanged for 4.52 shares of SouthTrust common stock, with such number subject to adjustment, all as set forth in the Merger Agreement.

                 (4) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of FBC Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                 (5) Any holder of FBC Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the appraisal value of his or her shares in cash.

                 (6) Immediately following the consummation of the Merger, the Bank will be merged with and into ST-Bank in accordance with the provisions of the Florida Act, and ST-Bank shall be the surviving bank.

                                  ASSUMPTIONS

                 With your concurrence, we have made the following assumptions in rendering our opinion:

                 1. The Merger will be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions therein have been waived or modified and neither SouthTrust nor FBC has any plan or intention to waive or modify further any such material condition.

                 2. The fair market value of the SouthTrust Common Stock to be received by FBC stockholders in the Merger is approximately equal to the fair market value of the FBC Common Stock to be surrendered by such stockholders in exchange therefor.

                 3. There is no plan or intention on the part of the holders of FBC Common Stock to sell, exchange, transfer by gift or otherwise dispose of any of the shares of SouthTrust Common Stock to be received by them in the Merger. In addition, no shares of FBC Common Stock have been sold, redeemed or disposed of by the holders thereof prior to the Effective Time of the Merger in contemplation of the consummation of the Merger.
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FBC HOLDING COMPANY, INC.
AUGUST 3, 1995
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                 4.       As a result of the Merger, and taking the
Distribution into account, FBC will transfer to ST-Sub substantially all of the properties held by FBC immediately prior to the Merger; for this purpose, the term "substantially all" has the meaning set forth in Section 368(a)(2)(D) of the Code.

                 5. Immediately prior to the Merger, SouthTrust will own 100% of the outstanding capital stock of ST-Sub.

                 6. SouthTrust has no plan or intention to cause ST-Sub after the Merger to issue additional shares of the stock of ST-Sub that would result in SouthTrust losing control of ST-Sub within the meaning of Section 368(c) of the Code.

                 7. SouthTrust has no present plan or intention to reacquire any of the SouthTrust Common Stock issued pursuant to the Merger.

                 8. SouthTrust has no present plan or intention to liquidate ST-Sub, to merge ST-Sub into another corporation, or to sell or otherwise dispose of the stock of ST-Sub, or to cause ST-Sub to sell or otherwise dispose of any of the assets of FBC acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers to controlled subsidiaries described in Section 368(a)(2)(C) of the Code.

                 9. The assumption by ST-Sub of the liabilities of FBC pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of FBC to ST-Sub pursuant to the Merger.

                 10. The liabilities of FBC assumed by ST-Sub and the liabilities to which the transferred assets of FBC are subject were incurred by FBC in the ordinary course of FBC's business. No liabilities of any person other than FBC will be assumed by ST-Sub pursuant to the Merger, and none of the shares of FBC Common Stock to be exchanged for SouthTrust Common Stock in the Merger will be subject to any liabilities following such exchange.

                 11. Following the Merger, SouthTrust will cause ST-Sub to continue the historic business of FBC, or to use a significant portion of FBC's historic assets (including the assets of Bank) in the conduct of the business of ST-Sub (including the banking business conducted by ST-Bank).

                 12. SouthTrust, ST-Sub and FBC each will pay their respective expenses, if any, incurred in connection with the Merger. None of SouthTrust, ST-Sub and FBC will pay any of the expenses of the stockholders of FBC, if any, incurred in connection with the Merger.

                 13. There is no intercorporate indebtedness existing between SouthTrust and FBC or between ST-Sub and FBC that was issued, acquired, or which will be settled at a discount.

                 14. Neither of SouthTrust and FBC is an investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 15. FBC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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FBC HOLDING COMPANY, INC.
AUGUST 3, 1995
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                 16.      At the Effective Time of the Merger, the fair market
value of the assets of FBC will exceed the sum of the liabilities of FBC (including any liabilities to which the assets of FBC are subject).

                 17. No stock of ST-Sub will be issued in connection with the Merger.

                 18. The payment of cash in lieu of fractional shares of stock of SouthTrust is not separately bargained-for consideration and is being made solely for the purpose of saving SouthTrust the expense and inconvenience of issuing fractional shares. Furthermore, the total amount of cash consideration in lieu of fractional shares of SouthTrust Common Stock that will be paid to the FBC stockholders pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the FBC stockholders in exchange for their shares of FBC Common Stock. The fractional share interests in SouthTrust Common Stock which each holder of FBC Common Stock would otherwise be entitled to receive with respect to FBC Common Stock will be aggregated, and no holder of shares of FBC Common Stock will receive cash for fractional share interests of SouthTrust Common Stock in an amount equal to or greater than the value of one full share of SouthTrust Common Stock.

                 19. None of the compensation received by any stockholder-employee of FBC pursuant to any employment, consulting or similar arrangement (including any covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholders' shares of FBC stock. None of the shares of common stock of SouthTrust received by any stockholder-employee of FBC pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employees of FBC pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

                                    OPINION

                 Upon the basis of the foregoing facts and assumptions, and solely for purposes of the Code, we are of the opinion that:

                 (i) The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. FBC, SouthTrust, and ST-Sub each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                 (ii) FBC shareholders will recognize no gain or loss upon their exchange of FBC Common Stock solely for SouthTrust Common Stock.

                 (iii) The basis of the shares of SouthTrust Common Stock received by the shareholders of FBC (including any fractional share interests to which they may be entitled) will be the same as the basis of the shares of FBC Common Stock surrendered in exchange therefor.

                 (iv) The holding period of the shares of SouthTrust Common Stock received by FBC shareholders will include the period during which the shares of FBC Common Stock surrendered in exchange therefor was held by the FBC shareholders, provided that the shares of FBC Common Stock surrendered were held as a capital asset within the meaning of Section 1221 of the Code by the FBC shareholders as of the Effective Time.
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FBC HOLDING COMPANY, INC.
AUGUST 3, 1995
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                 (v)      FBC shareholders who exercise dissenters' rights, and
as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of FBC Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those
FBC shareholders who hold no SouthTrust stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger will be treated as having a complete termination of interest within the meaning of
Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for FBC Common Stock as provided in
Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the shares of FBC Common Stock surrendered as determined under Section 1011 of the Code. Provided
Section 341 of the Code (relating to collapsible corporations) is inapplicable and the FBC Common Stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered shares of FBC Common Stock were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered shares of FBC Common Stock where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                 (vi) The receipt by a holder of FBC Common Stock of cash in lieu of a fractional share of SouthTrust Common Stock will be treated as though such fractional share were issued to such holder of FBC Common Stock in the Merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash in lieu of a fractional share by a holder of FBC Common Stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or ST-Sub other than those expressly stated in the above opinion. Our opinion, as stated above, is based upon our analysis of the current Internal Revenue Code of 1986, as amended, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon.

                 With your knowledge and concurrence, we also have relied upon the assumptions set forth above in rendering this opinion. In the event that any of such assumptions are incorrect or invalid as of the stated times, the opinion set forth above may not be relied upon.

                 Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions. We specifically express no opinion with respect to the tax effects or consequences of the Distribution to FBC or to the recipients of the Distribution.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                               Yours very truly,